BWXT Names Robert Duffy as
Chief Administrative Officer

(LYNCHBURG, Va. – August 22, 2022) – BWX Technologies, Inc. (NYSE: BWXT) has appointed Robert (Bob) Duffy as senior vice president and chief administrative officer (CAO). In this role, he will have full responsibility for human resources and a number of other business support functions.

“Bob has an extraordinary track record of leading and building large scale, complex businesses and will be a superb addition to our senior leadership team,” said Rex Geveden, BWXT’s president and chief executive officer. “His experience includes human capital development, continuous improvement processes, safety and security, and supply chain management, among others. All of these functional areas are crucial for the growth BWXT expects to generate from investments in our core businesses and new nuclear markets.

“Rick Loving, our current CAO, has announced his retirement after an impressive 43-year career at BWXT and its related companies. Rick will remain on staff for a time to fully support a transition of these critical business functions to Bob.”

Duffy most recently served as senior vice president and chief human resources & administration officer for Harris Corporation (now known as L3Harris Technologies), overseeing functions such as supply chain, quality, safety, security and continuous improvement in addition to his human resources leadership. From 1998 to 2012, he held human resources leadership positions of increasing responsibility for several business units within United Technologies, including Sikorsky Aircraft, UTC Fire & Security, Carrier Corporation, Hamilton Sundstrand and Pratt & Whitney.

He holds a master’s degree in management and technology from Rensselaer Polytechnic Institute and a bachelor’s degree in human resources management from Muhlenberg College. He also completed the executive program at the University of Virginia’s Darden Business School.

Duffy’s appointment is effective August 29, 2022.

About BWXT
At BWX Technologies, Inc. (NYSE: BWXT), we are People Strong, Innovation Driven. Headquartered in Lynchburg, Virginia, BWXT is a Fortune 1000 and Defense News Top 100 manufacturing and engineering innovator that provides safe and effective nuclear solutions for global security, clean energy, environmental remediation, nuclear medicine and space exploration. With approximately 6,700 employees, BWXT has 14 major operating sites in the U.S., Canada and the U.K. In addition, BWXT joint ventures provide management and operations at more than a dozen U.S. Department of Energy and NASA facilities. Follow us on Twitter at @BWXT and learn more at www.bwxt.com.

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